UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2020 (February 27, 2020)

DIGITAL ALLY, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9705 Loiret Blvd., Lenexa, KS 66219

(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.001 par value	DGLY	The Nasdaq Capital Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2020, Digital Ally, Inc. (the “Company”) consummated an underwritten public offering (the “Offering”) of 2,521,740 shares (the “Firm Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Offering was conducted pursuant to an underwriting agreement, dated February 27, 2020 (the “Underwriting Agreement”), between the Company and Aegis Capital Corp. (the “Underwriters”).

The Firm Shares were sold at a public offering price of $1.15 per share. The Company has granted the Underwriters a 45-day option to purchase up to an additional 378,261 additional shares of Common Stock at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any (the “Option Shares” and together with the Firm Shares, the “Shares”).

The Offering was registered and the Shares will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-225227) (the “Registration Statement”), which was initially filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2018, and was declared effective on June 6, 2018, and the related base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated February 27, 2020 (the “Prospectus Supplement”). The legal opinion and consent of Sullivan and Worcester LLP addressing the validity of the Common Stock is filed as Exhibit 5.1 hereto and is incorporated into the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriters will receive discounts and commissions of seven percent (7%) of the gross cash proceeds received by the Company from the sale of the Shares in the Offering. In addition, the Company has agreed to pay the Underwriters (a) a non-accountable expense reimbursement of 1% of the gross proceeds received at the closing of the Offering (the “Non-Accountable Expense Reimbursement”) and (b) “road show” expenses, diligence fees and the fees and expenses of the Underwriters’ legal counsel not to exceed $50,000.

Under the Underwriting Agreement, pursuant to certain “lock-up” agreements (the “Lock-Up Agreements”) and subject to certain exclusions as set forth therein, (a) the Company has agreed, subject to certain exceptions, not to, for a period of 45 days from the date of the pricing of the Offering, (1) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company, or (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of the Company’s capital stock or any securities convertible into or exercisable or exchangeable for shares of the Company’s capital stock, and (b) the Company’s executive officers and directors, as of the pricing date of the Offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the prior written consent of the Underwriters, for a period of 45 days from the date of the offering.

The gross proceeds to the Company from the Offering, before deducting underwriting discounts and commissions and other estimated Offering expenses, and assuming the Underwriters do not exercise their option to purchase the Option Shares, are approximately $2.9 million. The net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions and the Non-Accountable Expense Reimbursement, but before deducting other expenses in connection with the Offering, and assuming the Underwriters do not exercise their option to purchase the Option Shares, are approximately $2.67 million.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the form of Lock-Up Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the description of the terms of the Lock-Up Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01 Other Events.

On March 3, 2020, in connection with the Underwriting Agreement, the Company closed the Offering, raising gross proceeds of approximately $2.9 million, before deducting underwriting discounts and commissions and other estimated Offering expenses. Also on March 3, 2020, the Company issued a press release announcing the consummation of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated February 27, 2020, between the Company and Aegis Capital Corp.
5.1	Opinion of Sullivan and Worcester LLP
10.1	Form of Lock-Up Agreement
99.1	Press Release, dated March 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2020

Digital Ally, Inc.

By:	/s/ Stanton E. Ross
Name:	Stanton E. Ross
Title:	Chairman, President and Chief Executive Officer